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                                                                    Exhibit 12.1

                    ASPEN TECHNOLOGY, INC., AND SUBSIDIARIES
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth the ratio of earnings to fixed charges of Aspen Technology, Inc. and Subsidiaries for each of the five years in the period ended June 30, 1997 and the nine months ended March 31, 1998. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense, amortization of debt issuance costs, accretion and noncash dividends and the portion of rental expense that is representative of the interest factor) into earnings before income taxes and fixed charges.

                                                                                     Nine
                                          Year Ended June 30,                    Months Ended
                          --------------------------------------------------       March 31,
                            1993      1994       1995      1996       1997           1998
                          -------    ------     -------   -------   --------     ------------
Earnings before
  income taxes
  excluding accretion
  and non cash
  dividends                $2,635    $5,858     $11,963   $(8,241)   $24,370        $20,268

Interest expense
  including interest
  portion of rental
  expense                   1,088     1,165       1,303     2,462      1,823          1,711
Undistributed earnings
  of unconsolidated
  subsidiaries                 --        --         (22)      (10)       (26)           (45)
                           ------    ------     -------    ------    -------        -------

Earnings before fixed
  charges                   3,723     7,023      13,244    (5,789)    26,167         21,934
                           ------    ------     -------    ------    -------        -------

Fixed Charges:
  Interest expense
    including interest
    portion of rental
    expense                 1,088     1,165       1,303     2,462      1,823          1,711
                           ------    ------     -------    ------    -------        -------
Fixed charges               1,088     1,165       1,303     2,462      1,823          1,711
                           ------    ------     -------    ------    -------        -------

Ratio of earnings to
  fixed charges             3.42x     6.03x      10.16x        --     14.35x         12.82x